EXHIBIT 10.62

COLUMBIA BANKING SYSTEM, INC.
AMENDED AND RESTATED
EXECUTIVE SUPPLEMENTAL INCOME AGREEMENT
Recitals

A.
The Bank of Vancouver entered into a deferred compensation arrangement with certain of its directors and a select group of senior management and highly compensated employees, including Lisa Dow. The deferred compensation arrangement was governed by the terms of the Executive Supplemental Income Agreement ("ESI Agreement") dated December 31, 1993. The Bank of Vancouver subsequently merged with West Coast Bancorp, which in turn merged with Columbia Banking System, Inc. Columbia Banking System, Inc. is referred to as the "Company."

B.
The Company now wishes to amend and restate the ESI Agreement to ensure that all terms and definitions comply with Internal Revenue Code § 409A and final regulations issued thereunder and to make non-substantive changes to the language of the ESI Agreement.

Agreement
1.Purpose
This Amended and Restated Executive Supplemental Income Agreement (this "Agreement") is intended to clarify the terms and conditions upon which the Company will provide deferred compensation for Lisa Dow ("Participant").
2.    Definitions. The following capitalized terms shall have the meanings given below:
2.1    "Change in Control" shall have the meaning given to such term in Treas. Reg. 1.409A-3(i)(5)(v).
2.2    "Designated Beneficiary" means (i) a person that the Participant designates on the "Beneficiary Designation Notice" (see Attachment A) as the person entitled to receive, upon the Participant’s death, the distributions that would otherwise be made under this Agreement to the Participant, or (ii) in the absence of a person so designated by the Participant, the Participant’s estate.
2.3    "Separation from Service" shall have the meaning given to such term in Treas. Reg. 1.409A-1(h).
3.    Benefit.
3.1    Amount; Time and Form of Payment. The "Benefit" payable under this Agreement shall be $894,000, paid in 180 equal monthly installments commencing on the first business day of the month after the Participant's Separation from Service.

3.2    Effect of Death. In the event the Participant dies (before or after a Separation from Service), any Benefit payable under this Section 3 shall be paid to the Participant's Designated Beneficiary at such times and in such amounts as the Benefit would have been paid to the Participant.
4.    Required Delay in Payments to Specified Employees. If Participant is a "specified employee" within the meaning of Treas. Reg.§ 1.409A-1(i), then notwithstanding any contrary provisions of this Agreement, any amounts payable to the Participant under this Agreement on account of Separation from Service for any reason that could cause the Participant to be subject to the gross income inclusion, interest and additional tax provisions of Code § 409A(a)(1) shall not be paid until after the end of the sixth calendar month beginning after such Separation from Service (the "Suspension Period"). Within fourteen (14) calendar days after the end of the Suspension Period, the Company shall pay Participant a lump sum payment in cash equal to any payments delayed because of the preceding sentence. Thereafter, the Participant shall receive any remaining payments under this Agreement as if this Section 4 were a not a part of this Agreement.
5.    Funding
5.1    Arrangement Un-funded. The benefits provided by this Agreement are intended to be un-funded for federal income tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time. All monies used to pay benefits to the Participant shall come from the general funds of the Company. The Participant is an unsecured general creditor of the Company with respect to the benefits provided by this Agreement for the Participant and shall have no interest, rights or priority in any specific assets of the Company by reason of this Agreement. The Company shall not be required to transfer monies to a separate account, create a separate fund, purchase life insurance or annuity contracts, or make other arrangements to fund its liabilities with respect to any benefits provided to the Participant or any other obligations it may have under this Agreement.
5.2    Informal Funding. If the Company, in its sole and absolute discretion, chooses to transfer monies to a separate account, create a separate fund, purchase life insurance or annuity contracts, or make other arrangements to fund its liabilities with respect to the benefits provided to the Participant or any other obligations it may have under this Agreement, then any such separate account, separate fund, life insurance or annuity contracts, or other arrangements shall remain solely the asset of the Company, subject to the claims of its unsecured general creditors; and the Participant shall have no interest, rights or priority therein, except as an unsecured general creditor of the Company.
6.    Effect on Other Company Benefit Plans. Nothing contained in this Agreement shall affect the right of the Participant to participate in or, be covered by, any other qualified or nonqualified pension, profit sharing, bonus, supplemental compensation or fringe benefit plans maintained by the Company.
7.    Employment. This Agreement shall not (i) expand or restrict any rights or obligations created under an employment agreement by and between the Company and the Participant,

(ii) create specific employment rights in the Participant, (iii) limit the right of the Company to terminate the Participant’s services or employment with the Company at any time and for any reason whatsoever, or (iv) limit the right of the Participant to terminate her services or employment with the Company at any time and for any reason whatsoever.
8.    Compliance with Code Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code (the "Code"), and will be interpreted and administered consistently with the requirements of Code Section 409A, including regulations and other guidance issued thereunder. Any payments made under this Agreement that are subject to Code Section 409A may not be accelerated or delayed except as specifically permitted under Code Section 409A. In no event will the Company be liable for any tax, interest, or penalties that may be imposed on the Participant by Section 409A of the Code or any damages for failing to comply with Code Section 409A.
9.    Miscellaneous.
9.1    Applicable State Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Washington, without reference to conflict of law provisions.
9.2    Amendment. This Agreement may only be amended in a writing signed by the Company and the Participant.
9.3    Use of Certain Terms. As required by the context, (i) masculine, feminine and neuter nouns used in the Plan may be substituted for nouns of another gender, and (ii) singular and plural nouns and verbs used in this Agreement may be substituted for nouns or verbs of another number. All references in the Agreement to "year" shall be deemed a reference to the calendar year, except as otherwise required by the context.
9.4    Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties relating to the subject matter of this Agreement and supersedes any prior agreements and understandings whether verbal or written relating to such subject matter, including the ESI Agreement.
[signature page follows]

The parties executed this Agreement as of December 26, 2018.

COLUMBIA BANKING SYSTEM, INC. By: /s/ HADLEY ROBBINS Its: CEO
PARTICIPANT /s/ LISA DOW Lisa Dow

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